Exhibit 99.1
TO OUR STOCKHOLDERS:
April 11, 2013
Progress always comes with new challenges. For the year 2012 we experienced our share of both. The purpose of our report is to offer a brief look back, but more importantly, a view of where MGP is headed.

We were challenged to show progress on the bottom line. Our net income for 2012 was $1.6 million, or $0.09 per common diluted share. This compares to net income of $1.1 million, or $0.06 per common diluted share, in the prior twelve months. The results for 2011 included one-time asset acquisition gains net of tax provisions of more than $21 million related to the purchase of our Indiana distillery. Our net income for 2012 included gains from the partial sale of our interest in a joint venture in Illinois, as well as a gain from the sale of the remaining textured protein production assets.  On an operating basis, your Company was in the red in both 2011 and 2012.

We did achieve significantly higher net sales in fiscal 2012, realizing an increase of approximately 20 percent to $334 million. Most of the gains came from increased sales of premium spirits, bourbons and whiskeys from the Indiana distillery. The growth in sales from these high-value products enabled us to make significant progress in our gross profits, with margins approaching 8 percent of sales compared to less than 3 percent in the prior year.

What’s our vision and strategy?

MGP is a much different company today than it was only a few short years ago. We may be smaller when you look at our total assets and revenues, but we’re much more focused in terms of our customers and our products. The biggest difference between yesterday and today, however, is in our future opportunity.

Our vision for MGP is to be the preferred supplier of premium spirits and specialty food ingredients. We want customers who come exclusively to us for exactly what they need and when they need it. This includes our best innovative ideas at the formulation stage, as well as delivery of high quality finished products.

In general terms, our strategy can be described as one of differentiation (high-value) versus mass market (low-cost). We strive for product and service leadership within a narrow segment of customers in the consumer packaged goods industry. In specific terms, our strategy is to concentrate our alcohol and food ingredient resources on premium market segments of custom distillery spirits and nutritional health innovations.

What’s driving our new plan?

Until a few short years ago, MGP’s strategy was to do what we had always done—to process corn and wheat into alcohol products and food ingredients. As such, our fortunes were greatly affected by the commodity markets. While we enjoyed several prosperous periods, we found that our successes were accompanied by periods of high volatility, and often, significantly lower earnings.

The Great Recession, in our view, was the great equalizer, causing all businesses to re-evaluate their products, their customers, their costs, their capital structure and their risk profile. We were no different.

The most recent profit squeeze on our historic alcohol business came from record corn prices. As a key raw material, our costs were rising faster than prices could keep up. Also, during this past year, we experienced lower volumes and margin compression in bulk alcohol sales due to higher input costs and increased market supply.

However, not all of our alcohol products were producing low profits. In fact, the category of premium distilled bourbons and whiskeys remains a top performer among consumer beverages. These premium products take MGP back to its roots in the 1940s and, more importantly, they will play a critical role in our future.

How will we build shareholder value?

It all starts with growing our bottom line, and not only earnings, but generating more cash. The surest path to increase our cash flow is by increasing our sales of premium products. Over the next few years, we see the potential to double the sales of these products. This implies continued growth in our premium spirits, as well as our specialty starches and proteins. MGP’s premium products produce a much higher gross margin per proof gallon of alcohol or pound of ingredients compared with our more traditional products. This is simply a matter of realizing the added value we provide.

What challenges do we face?

MGP faces challenges from the outside world, things beyond our control, such as a slow-growth economy, volatility in our key commodities, continued competition in bulk white goods, customer consolidation and possible changes in governmental laws regulating beverages and foods.

At MGP we’re all about forward progress, getting from point A to point B. We’re focused on the things we need to overcome in order to succeed.  It’s about execution.

In premium bourbons, whiskeys and custom blends, we must continue to increase the production volume at our Indiana distillery and still deliver the highest quality products. At the same time, it’s critical that we expand our reach to new customers and distribution partners. New products are the lifeblood of both the major branded providers, as well as the hundreds of smaller craft distillers in the U.S. They are looking to MGP for flavor innovations, and we are responding. Examples include the development of new grain mixtures known as mash bills in the industry. We are also creating new wood treatments for our barrels, as well as new custom-blended whiskeys and bourbons.

vodkas. We must also lower the cost-per-gallon at both of our distilleries with more efficient energy usage, equipment upgrades and process improvements.

In specialty food ingredients, the challenge is to secure firm new orders for our most promising protein and starch innovations. At the same time, we have to manage a growing pipeline of new products. This is a complex process involving key customers and a variety of collaboration partners. We will also continue to build MGP’s presence in nutritional health through co-sponsored scientific studies and industry conferences.

What’s key for the next 12 months?

The coming year will keep us focused on sales of premium value-added products. We will also redouble our efforts to improve the profit margins from our bulk beverage and industrial alcohols.

MGP has gone to great lengths over the past two years to reduce the impact of commodity volatility on our business. This transformation is reflected today in a higher value sales mix, a more effective supply chain and a more productive base of assets. We won’t be satisfied, however, until we achieve the level of profits and cash flow returns that we believe are within our reach. The proof will be in the results. To that end, we anticipate progress on our bottom line in 2013 as our efforts start to take hold.

We wish to thank our employees for their hard work and dedication, our customers for the opportunity to serve them, our communities for providing places where we can live, work and give back, and our stockholders for your continuing support.

Sincerely,

In bulk-beverage and industrial alcohol, the task before us is two-fold: to improve the value of our sales mix and reduce our production costs. We can receive more value by increasing our base of beverage alcohol customers and by having our grain neutral spirits formulated into specialty beverages, such as flavored

John R. Speirs Chairman of the Board	Timothy W. Newkirk President and CEO